DeCoria, Maichel & Teague	1105 W. Francis Suite A
Spokane, Washington 99205
jeff@dm-t.com
Facsimile (509) 535-9391
A PROFESSIONAL SERVICES FIRM	Telephone (509) 535-3503

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made under Item 4 of the report on Form 8-K of Western Silver-Lead Corporation dated October 6, 2003, and have the following comments:

With respect to Items 4(a)(1), (i), (ii) and (iv) and Item 4(a)(3), we agree with the statements made by Western Silver-Lead Corporation . With respect to Item 4 (a)(1),(iii) and Item(a)(2) we do not have the information available to agree or disagree with said statements.

Very truly yours,

/s/:DeCoria, Maichel & Teague P.S.
DeCoria, Maichel & Teague P.S
Spokane, Washington

October 6, 2003